FOR IMMEDIATE RELEASE
                                DECEMBER 7, 2001





AMERICAN UNITED GLOBAL, INC.
11108 NE 106TH PLACE
KIRKLAND, WA 98033

Tele: 425-869-7410
Fax:  425-827-3288

AMERICAN UNITED GLOBAL, INC. (AUGI:OTCBB), today announced that its Board of Directors has declared a one for twenty-five reverse split of its common stock effective December 17, 2001. The number of authorized shares of common stock will not be affected by the split.

Prior to the split there are 12,440,305 shares of common stock outstanding, 407,100 shares of series B-1 preferred stock outstanding which are convertible into 407,100 common shares, and 920,000 Public Warrants outstanding. Each twenty-five shares of issued and outstanding common stock will be converted into one issued and outstanding share of common stock. All fractional shares resulting from the reverse stock split will be aggregated for each stockholder and rounded up to the next number of whole shares of common stock. The company's transfer agent, Corporate Stock Transfer, Inc., will send a letter of transmittal regarding the reverse stock split to all shareholders of record as of December 17, 2001.

As a result of the reverse stock split a proportional adjustment shall be made to the conversion and exercise provisions of the series B-1 preferred stock and the Public Warrants. Subsequent to the effective date of the reverse split, each 25 shares of series B-1 preferred stock, and each 25 Public Warrants will be convertible into, or exercisable into, one share of common stock.

Certain oral and written statements of the management of the Company included in this press release may certain forward-looking statements within the meaning of
Section 27A of the U.S. Securities Act of 1933, and Section 21E of the U.S. Securities Exchange Act of 1934. The accuracy of such statements cannot be guaranteed as they are subject to a variety of risks. The NASDAQ Stock Exchange has neither approved nor disapproved of the information contained in this press release.

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Contact:     David M. Barnes
             Chief Financial Officer
             425-869-7410